UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2016

H&E Equipment Services, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51759

Delaware	81-0553291
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7500 Pecue Lane

Baton Rouge, LA 70809

(Address of principal executive offices, including zip code)

(225) 298-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On April 21, 2016, H&E Equipment Services, Inc. (the “Company”) issued a press release announcing that it had commenced a consent solicitation to obtain from holders of record as of 5:00 p.m., New York City time, on April 20, 2016 (the “Record Date”) of its 7.00% Senior Notes due 2022, CUSIP No. 404030 AD0 (the “Notes”) approval of a proposed amendment (the “Proposed Amendment”) to the indenture, dated as of August 20, 2012 (the “Indenture”), by and among the Company, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee, under which the Notes were issued. The valid consent (which has not been revoked) of the Holders of at least a majority in aggregate principal amount of the outstanding Notes on the Record Date voting as a single class (the “Requisite Consent”) is required pursuant to the terms of the Indenture for the adoption of the Proposed Amendment. After receipt of the Requisite Consent, the Company may execute the supplemental indenture (the “Supplemental Indenture”) that will give effect to the Proposed Amendment.

The Proposed Amendment would provide for a dividend basket in the aggregate amount of $50 million per calendar year (with the unused amount in any calendar year being carried over to succeeding calendar years) under the restricted payments covenant of the Indenture so long as, at the time of declaration of such dividend, the Leverage Ratio (as defined in the Supplemental Indenture) does not exceed 3.5x. The aggregate amount of dividends paid by the Company pursuant to the new dividend basket would reduce on a dollar-for-dollar basis the cumulative amount available to the Company for restricted payments under the “grower” basket of the Indenture.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.  The foregoing summary is qualified in its entirety by reference to the press release.

Item 9.01	Financial Statements and Exhibits.

99.1Press Release, dated April 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2016	By:	/s/ Leslie S. Magee
Leslie S. Magee
Chief Financial Officer